EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of FOCUS Enhancements, Inc. on Form S-8 (Nos. 33-80498, 33-80651 and 333-33243) and on Form S-3 (Nos. 33-80033, 333-26911, 333-43285, 333-49467 and 333-57923) of
our report, dated April 9, 1999 on the consolidated financial statements of FOCUS Enhancements, Inc. as of December 31, 1998 and 1997 and for the years then ended, which report is included in this Annual Report on Form 10-KSB.




/s/ WOLF & COMPANY, P.C.
WOLF & COMPANY, P.C.
Boston, Massachusetts
April 9, 1999